EXHIBIT 99.1
Company Contact:

William Swain
1.800.GraphOn
Bill.Swain@GraphOn.com


          GraphOn Corporation Privately Raises $1,150,000

MORGAN HILL, CA, USA - February 2, 2004 -- GraphOn Corporation (OTCBB: GOJO.OB) today announced that it has raised in a private offering a total of $1,150,000 through the sale of 5,000,000 shares of common stock and 5-year warrants to purchase 2,500,000 shares of common stock at an exercise price of $0.33 per share. GraphOn intends to use the proceeds from the offering for working capital and general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software provides fast remote access, cross platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global, any application can be simply and easily Web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors
(ISVs),   application   providers  (ASPs),   value-added  resellers
(VARs) and systems integrators, is headquartered in Morgan Hill, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO.OB). For more information, please visit the company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.


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